Exhibit 10.9
VERSANT MEDIA GROUP, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Effective January 2, 2026)
1. BACKGROUND AND PURPOSE
Each member of the Board of Directors (the “Board”) of Versant Media Group, Inc., a Pennsylvania corporation (together with its successors, the “Company”), who is not an employee or executive officer of the Company or its Subsidiaries (each such member, a “Non-Employee Director”) will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. The terms of this Policy shall supersede all prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any Non-Employee Director and between any Subsidiary of the Company and any of its non-employee directors. While this Policy remains in effect, the cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically in accordance with the terms of the Policy, without the need for any further action by the Board (or any committee thereof). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Versant Media Group, Inc. Omnibus Incentive Plan (as may be amended and restated from time to time, or the applicable successor plan thereto, the “Omnibus Plan”).
2. ANNUAL CASH COMPENSATION
(a)Annual Retainers. Each Non-Employee Director will be paid an annual cash retainer of $100,000 for each calendar year (a “Compensation Year”). In addition, the Chairperson of the Board shall receive an additional cash retainer of $135,000 for each Compensation Year. The annual cash compensation provided for in this Paragraph 2(a) shall be referred to herein as the “Annual Retainers.”
(b)Committee Chair Retainers. Each Non-Employee Director is entitled to receive additional annual cash compensation as set forth in this Paragraph 2(b) for service during a Compensation Year as the Chairperson of a committee of the Board (collectively, the “Chair Retainers”), as set forth in the following table:

Committee	Chair Retainer
Audit Committee	$35,000
Compensation and Culture Committee	$25,000
Nominating and Corporate Governance Committee	$20,000
If the Board establishes any other committee of the Board, the Chair Retainer (if any) in respect of such other committee shall be determined upon such committee’s establishment.
(c)Committee Member Retainers. Each Non-Employee Director (other than the Chairperson of a Committee) is entitled to receive additional annual cash compensation as set forth in this Paragraph

2(c) for service during a Compensation Year as a member of a committee of the Board (collectively, the “Member Retainers,” and together with the Chair Retainers, the “Committee Retainers”), as set forth in the following table:

Committee	Member Retainer
Audit Committee	$15,000
Compensation and Culture Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
If the Board establishes any other committee of the Board, the Committee Retainer (if any) in respect of such other committee shall be determined upon such committee’s establishment.
(d)Payment Schedule; Proration of Annual Retainers & Committee Retainers. Except to extent deferred under the Company’s Non-Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”) (to the extent deferrals of Annual Retainers and Committee Retainers are permitted by the Compensation and Culture Committee of the Board), the Annual Retainer and Committee Retainer(s) for each Non-Employee Director shall be payable in equal quarterly installments in arrears (with the actual payment thereof to occur as soon as reasonably practicable following the end of the applicable calendar quarter). Payments shall be pro-rated for partial periods of service as a Non-Employee Director or on a Committee of the Board.
Payment of the Annual Retainer and Committee Retainers shall be made in the form of cash, provided that, in the event determined by the Board in its discretion, the Board may permit Non-Employee Directors to elect to receive payment of Annual Retainers and/or Committee Retainers in the form of Shares (either on a current or deferred basis pursuant to the Deferred Compensation Plan).
3. ANNUAL EQUITY COMPENSATION
On the first trading day following each annual general meeting of the Company’s stockholders after the effective date of this Policy, each individual who is then a Non-Employee Director shall be granted an award of Restricted Stock Units under the Omnibus Plan with respect to a number of Shares equal to (i) $185,000 divided by (ii) the Fair Market Value of a Share as of the grant date of such Restricted Stock Units (rounded to the nearest whole number) (the “Annual Equity Award”). Each Annual Equity Award will vest on the earlier to occur of (A) the one-year anniversary of the grant date and (B) the date of the next regularly scheduled annual general meeting of the Company’s stockholders, in each case, subject to the Non-Employee Director’s continuous service as a member of the Board through the applicable vesting date.
Delivery of Shares underlying vested Annual Equity Awards may be deferred in accordance with, and subject to, the terms and conditions of the Deferred Compensation Plan.

4. EXPENSES; OTHER BENEFITS
The Company will reimburse each Non-Employee Director for all reasonable out-of-pocket expenses incurred by such Non-Employee Director for attending meetings of the Board of any committee thereof; provided that such Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s expense policy, as in effect from time to time. The Company may also provide Non-Employee Directors with other reasonable perquisites and benefits as determined by the Board from time to time.
5. TAXES; SECTION 409A OF THE CODE
The Company may withhold the amount of any applicable withholding taxes due in connection with the payment of any compensation or benefits under this Policy, as it may deem necessary or appropriate, in its sole discretion.
This Policy and any compensation granted hereunder is intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the provisions of the Policy shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Policy shall be operated accordingly. If any provision of the Policy would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. If any compensation granted hereunder includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Non-Employee Director’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Policy is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Non-Employee Director on account of non-compliance with Section 409A.
6. STOCK OWNERSHIP REQUIREMENTS
Each Non-Employee Director shall be required to comply with any stock ownership and/or retention requirements or policy established by the Board from time to time.
7. ADMINISTRATION OF THE POLICY
This Policy shall be administered by the Board. Subject to the express terms and conditions set forth in this Policy, the Board shall have the power, from time to time, to interpret the Policy’s provisions, prescribe, amend and rescind rules and regulations for the Policy, and make all other determinations necessary or advisable for the administration of the Policy. The determination of the Board in all matters as stated above shall be conclusive.
8. AMENDMENT AND TERMINATION
The Policy may be amended or terminated by the Board at any time. No accrued right to payment as determined under Paragraphs 2 and 3 shall be affected by any such termination or amendment without the written consent of the affected Non-Employee Director.
9. GOVERNING LAW
The Policy and all determinations made and actions taken pursuant to the Policy shall be governed in accordance with Pennsylvania law without regard to conflicts of law principles.
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